As filed with the Securities and Exchange Commission on July 29, 2024

Registration No. 333-280566

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHIFTPIXY, INC.
(Exact name of registrant as specified in its charter)

Wyoming	7361	47-4211438
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4101 NW 25th Street

Miami, FL 33142

(888) 798-9100

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Scott Absher

Chief Executive Officer

4101 NW 25th Street

Miami, FL 33142

(888) 798-9100

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Steven Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas, New York, New York 10020 Tel: (212) 262-6700	Faith L Charles, Esq. Todd Mason, Esq. Thompson Hine LLP 335 Madison Avenue, 12th Floor New York, New York 10170 Tel: (212) 908-3905

As soon as practicable after the effective date of this registration statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 29, 2024

Up to 3,086,609 shares of Common Stock

Common Warrants to Purchase up to 3,086,609 shares of Common Stock

Pre-funded Warrants to Purchase up to 3,086,609 shares of Common Stock

Up to 3,086,609 shares of Common Stock underlying the Common Warrants

Up to 3,086,609 shares of Common Stock underlying the Pre-funded Warrants

ShiftPixy, Inc. is offering, on a best-efforts basis, up to 3,086,609 shares of our common stock, par value $0.0001 per share, together with common warrants to purchase up to 3,086,609 shares of common stock, (the “Common Warrants”). Each share of our common stock, or pre-funded warrant in lieu thereof (the “Pre-funded Warrants”), is being sold together with a Common Warrant. The shares of common stock and Common Warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering.

We have assumed a public offering price of $1.6199 per share and accompanying Common Warrant, based on the last reported sale price of our common stock on The Nasdaq Capital Market on July 23, 2024. The Common Warrants will have an assumed initial exercise price of $       per share (100% of the public offering price in this offering), will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares of common stock upon exercise of the Common Warrants (the “Warrant Stockholder Approval”), provided however, if the Pricing Conditions (as defined below) are met, the Warrant Stockholder Approval will not be required and the Common Warrants will be exercisable upon issuance (the “Initial Exercise Date”). The Common Warrants will expire five years from the Initial Exercise Date or the Warrant Stockholder Approval, as applicable. As used herein, “Pricing Conditions” means that the combined public offering price per share and accompanying Common Warrant is such that the Warrant Stockholder Approval is not required under the rules of The Nasdaq Stock Market LLC (“Nasdaq”) because either (i) the offering is an at-the-market offering under Nasdaq rules and such price equals or exceeds the sum of (a) the applicable “Minimum Price” per share under Nasdaq Rule 5635(d) plus (b) $0.125 per whole share of common stock underlying the Common Warrants or (ii) the offering is a discounted offering where the pricing and discount (including attributing a value of $0.125 per whole share underlying the Common Warrants) meet the pricing requirements under Nasdaq’s rules. The actual public offering price will be determined between us, A.G.P./Alliance Global Partners (whom we refer to herein as “AGP” or the “Placement Agent”) and the investors in the offering and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

We are also offering Pre-funded Warrants to purchase up to 3,086,609 shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each Pre-funded Warrant will be immediately exercisable, is exercisable for one share of our common stock and has an exercise price of $0.0001 per share. The Pre-Funded Warrants will expire when exercised in full. Each Pre-funded Warrant is being offered together with the Common Warrants. The Pre-funded Warrants and Common Warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering. For each Pre-funded Warrant that we sell, the number of shares of common stock we are offering will be reduced on a one-for-one basis.

We have engaged the Placement Agent in connection with the securities offered in this prospectus. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities but has agreed to use its best efforts to sell the securities offered by this prospectus. We have agreed to pay the Placement Agent a fee based upon the aggregate gross proceeds raised in this offering as set forth in the table below.

The shares of our common stock, Pre-funded Warrants or Common Warrants being offered will be sold in a single closing. The shares issuable upon exercise of the Pre-funded Warrants or Common Warrants will be issued upon the exercise thereof. The offering is being conducted on a best effort basis and there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. We may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section entitled “Risk Factors” on page [9] of the prospectus for more information. The shares of our common stock underlying the Pre-funded Warrants and the Common Warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”), under the symbol “PIXY.” On July 23, 2024, the last reported sale price of our common stock was $1.6199 per share. We do not intend to list the Pre-funded Warrants or the Common Warrants offered pursuant to this prospectus on any national securities exchange or other nationally recognized trading system.

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This offering will terminate on August 16, 2024, unless the offering is fully subscribed before that date, or we decide to terminate the offering (which we may do at any time in our discretion) prior to that date.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and, as such, have elected to comply with certain reduced public disclosure requirements for this prospectus and future filings. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share And Accompanying Common Warrant		Per Pre-funded Warrant and Accompanying Common Warrant	Total
Public offering price	$	$		$
Placement Agent fees(1)	$	$		$
Proceeds to us, before expenses(2)	$	$		$

(1)

We have agreed to pay the Placement Agent a cash fee equal to 7.0% of the aggregate purchase price paid by each purchaser of securities that are sold in the offering. We have also agreed to reimburse the Placement Agent for certain of its offering-related expenses including accountable offering-related legal expenses in an amount of up to $100,000 and pay the placement agent a non-accountable expense allowance not to exceed $50,000 and up to $7,000 for escrow agent and clearing agent fees. See “Plan of Distribution” beginning on page 23 of this prospectus for additional information regarding compensation to be received by the Placement Agent.

(2)	The amount of proceeds, before expenses, to us does not give effect to any exercise of the Pre-funded Warrants or Common Warrants.

Delivery of the shares of our common stock, Pre-funded Warrants and Common Warrants is expected to be made on or about , 2024.

Sole Placement Agent

A.G.P.

The date of this prospectus is , 2024

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus or in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor the Placement Agent have authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the placement agent is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in or incorporated by reference in this prospectus and does not contain all the information that you should consider before investing in our securities. You should read the entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes and other information incorporated by reference into this prospectus, before deciding whether to participate in the offering described in this prospectus. In this prospectus, unless expressly noted or the content indicates otherwise, the words “we,” “us,” “our,” “ShiftPixy,” “Company” and similar references mean ShiftPixy, Inc. and its subsidiaries.

Company Overview

ShiftPixy is dedicated to providing a comprehensive Human Capital Management (“HCM”) and Engagement platform that addresses the complete spectrum of employment needs. Our services encompass recruitment, staffing, payroll and related employment tax processing, human resources, employment compliance, employment-related insurance, and administrative solutions for our business clients and shift work opportunities for worksite employees. Our goal is to be the best online fully integrated workforce solution and employer services support platform for lower-wage workers and employment opportunities. We believe our approach and robust technology will benefit from the observed demographic workplace shift away from traditional employee/employer relationships towards the increasingly flexible work environment that is characteristic of the gig economy. We cater to various business clients, primarily focusing on sectors characterized by high employee turnover and dynamic staffing requirements. Connecting both workers and those that manage them through an elegant AI-powered, cloud based, mobile architecture that navigates and moves all stakeholders through the daily duties of hourly labor.

Initially, our legacy business focused on clients in the restaurant and hospitality market segments traditionally characterized by high employee turnover and low pay rates. However, recognizing the evolving market demands and opportunities, we have strategically expanded our services into other industries that utilize higher paid employee on a temporary or part-time basis, including light industrial and healthcare staffing industries. We believe that these industries will be better served by our Human Resources Information Systems (“HRIS”) technology platform and related mobile smartphone application that provides payroll and human resources tracking for our clients.

In 2023, as a result of market conditions, we shifted our growth initiatives and put into motion an agile business development plan for rapid organic growth focused on building scalable long-term revenue creation to become a leader in U.S. contingent labor through increasingly diverse service offerings. These initiatives focus on (i) utilizing a go-to-market strategy focused on building a national account portfolio, (ii) launching our fast-fill and instant interview technologies in Fiscal 2023 to create human capital growth opportunities for HCM clients through a fully immersive customer experience and (iii) artificial intelligence (AI) matching of temporary job opportunities between workers and employers under a fully compliant staffing solution through our HRIS Platform.

This pivot aligns with our goal to broaden our market reach and address the substantial needs of warehouses, manufacturing units, logistics, and similar sectors experiencing rapid growth and increasing reliance on flexible staffing solutions. This shift also brings our business into better margin engagements with large national clients.

Our revenue comes through the administrative or processing fees we receive as a percentage of a client's gross payroll. These fees vary depending on the level and complexity of services provided, ranging from essential payroll processing to an extensive suite of human resource information system technology and staffing solutions. Our commitment is to provide adaptable, scalable, and cost-effective human capital solutions that align with the unique needs and goals of our clients.

We also intend to engage in a series of acquisitions and roll ups of staffing companies to create a national footprint that could leverage our innovative technology as a consolidation point and value creator. We believe this technology-driven acquisition strategy can provide strategic acquisition targets with proprietary systems and a strong staffing service delivery platform to deliver high revenue growth, margin improvement and lower selling, general and administrative costs to our clients. By delivering real time human capital business intelligence to staffing buyers and creating real-time connection between flex workers and unfilled jobs, we believe this strategy has the potential to solve our clients’ contingent workforce challenges and improve our operating results.

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Recent Developments

Human Bees Acquisition

On March 22, 2024, we entered into an asset purchase agreement (as amended, the “Human Bees Purchase Agreement”) with Human Bees, Inc. (the “Target Company”), Geetesh Goyal and Ranil Piyaratna (together with the Target Company, the “Sellers”), to acquire substantially all of the assets of the Target Company, including, but not limited to, all of the intellectual property and property rights, client contracts, leasehold interests, trade names, business and other licenses, operational data, marketing information, customer information, contractual rights and all other tangible and intangible assets, which are beneficially owned, in whole or in part by the Sellers. The Target Company is a regional leader in staffing and recruiting solutions for IT professionals, manufacturing personnel and administrative/professional support in northern California.

The Human Bees Purchase Agreement provides for consideration to be paid to the Sellers of $16.5 million, consisting of (i) a cash payment of $5.5. million on the closing date, (ii) a cash payment of $5.5 million payable to the Sellers on or before the nine (9) month anniversary of the closing date (the “First Human Bees Post-Closing Payment”), and (iii) a cash payment of $5.5 million payable to the Sellers on or before the eighteen (18) month anniversary of the closing date (the “Second Human Bees Post-Closing Payment”). The Second Human Bees Post-Closing Payment is contingent upon and subject to the Target Company’s migration to the Company of the Target Company’s clients, including securing any new clients, representing not less than 90% of the Target Company’s pre-closing gross revenue; provided, that if the migrated accounts and new accounts represent more than 100% of the Target Company’s pre-closing gross revenue, then the Human Bees Second Post-Closing Payment shall be proportionately increased.

We may elect, in our sole discretion, to pay all or any portion of the First Human Bees Post-Closing Payment or the Second Human Bees Post-Closing Payment in shares of our common stock (the “Human Bees Purchase Price Shares”). Each of the Human Bees Purchase Price Shares, if so paid, shall have a deemed price per share that is equal to the average closing price per share of our common stock for the ten (10) trading days ending two (2) trading days prior to the date of the proposed payment. Additionally, for as long as the Sellers hold any Human Bees Purchase Price Shares, we may redeem any Human Bees Purchase Price Shares that were issued to the Sellers at a price per share equal to the higher of (i) the Deemed Value and (ii) the average closing price per share of our common stock for the ten (10) trading days ending two (2) trading days prior to the date of the proposed redemption.

The closing is subject to customary closing conditions, including the Company securing financing on terms and conditions that are commercially reasonable and appropriate to enable the Company to secure working capital and funds to pay the consideration.

The Human Bees Purchase Agreement may be terminated by either party for any reason because the Human Bees Purchase Agreement did not close on or prior to May 31, 2024 (the “Human Bees Outside Date”). Additionally, pursuant to the addendum to the Human Bees Purchase Agreement (the “Addendum”), dated April 30, 2024, we are obligated to pay a termination fee to the Sellers if the Sellers, pursuant to the terms of the Human Bees Purchase Agreement, terminate the Human Bees Purchase Agreement. Such termination fee shall be equal to the sum of (i) the Audit Expenses (as defined in the Addendum) as of the termination date and (ii) $100,000.

In connection with the Human Bees Purchase Agreement, on June 17, 2024, we entered into a term sheet with INB National Association for a $5 million term loan (the “Loan”) for sixty (60) months carrying a fixed interest rate at SOFR plus 2.75% fully collateralized by all of the assets of the Company. The principal and interest are payable monthly over the term of the Loan. The Loan is subject to standard due diligence procedures.

We have not yet been able to complete the financing, including entering into the Loan, which is necessary for the consummation of the Human Bees transaction. Additionally, because the Human Bees Outside Date has passed, either party may terminate the Human Bees Purchase Agreement at any time prior to closing, and, if the Human Bees Purchase Agreement is terminated, we will be required to pay the applicable termination fee. There is no assurance that we will be able to enter the Loan, procure the necessary financing to complete the transactions contemplated by the Human Bees Purchase Agreement, or that we will be able to complete the contemplated acquisition in the near term or at all.

Nexeo Acquisition

On March 29, 2024, we entered into an asset purchase agreement (the “Nexeo Purchase Agreement”) pursuant to which the Company may acquire substantially all of the assets of TAC Nexeo Holdings, LLC (“Nexeo”) and certain of its subsidiaries, including but not limited to all of the intellectual property and property rights, client contracts, leasehold interests, trade names, business and other licenses, operational data, marketing information, customer information, contractual rights and all other tangible and intangible assets, which are beneficially owned, in whole or in part by Nexeo. Nexeo is a regional leader in providing staffing and recruiting solutions across the western United States.

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The aggregate consideration to be paid to Nexeo will be $25 million, which will consist of (i) a cash payment of $12.5 million on the closing date, (ii) a cash payment of $6.25 million payable to Nexeo on or before the six (6) month anniversary of the closing date (the “Nexeo First Post-Closing Payment”), and (iii) a cash payment of $6.25 million payable to Nexeo on or before the twelve (12) month anniversary of the closing date (the “Nexeo Second Post-Closing Payment”). The Nexeo Second Post-Closing Payment is contingent upon and subject to Nexeo’s migration to the Company of Nexeo’s clients, including securing any new clients, representing not less than 90% of Nexeo’s pre-closing gross revenue; provided, that if the migrated accounts and new accounts represent at least 70% of Nexeo’s pre-closing gross revenue, then the Nexeo Second Post-Closing Payment shall be prorated as set forth in the Nexeo Purchase Agreement.

Nexeo may elect, in its sole discretion, to receive all of any portion of the Nexeo First Post-Closing Payment or the Nexeo Second Post-Closing Payment in shares of our common stock (the “Nexeo Purchase Price Shares”). Each of the Nexeo Purchase Price Shares, if so paid, shall have a deemed price per share (the “Deemed Value”) that is equal to the average closing price per share of our common stock for the twenty (20) trading days ending two (2) trading days prior to the date of the proposed payment.

The Nexeo Purchase Agreement may be terminated by either party for any reason because the Nexeo Purchase Agreement did not close on or prior to June 27, 2024 (the “Nexeo Outside Date”).  The closing is subject to customary closing conditions, including the Company securing financing on terms and conditions that are commercially reasonable and appropriate to enable us to secure working capital and funds to pay the consideration.

Pursuant to the terms of the Nexeo Purchase Agreement, the Nexeo Purchase Agreement may be terminated by either party if the closing of the Nexeo Purchase Agreement shall not have taken place on or prior to the ninetieth (90th) day following the date of execution of the Nexeo Purchase Agreement (the “Nexeo Outside Date”).

On June 10, 2024, we entered into a term sheet with Purelogex, Inc. for a secured revolving line of credit (the “Line of Credit”) for an aggregate amount of $200 million for the purpose of funding several staffing acquisitions in the human capital industry, including the transactions contemplated by Nexeo Purchase Agreement, and for general working capital. The term of the Line of Credit will be repayment in full sixty (60) months from the closing date. The Line of Credit includes a fixed rate per annum equal to nine (9%) percent. The Line of Credit includes a 0.15% unused line fees payable quarterly in arrears. Interest payments must be prepaid in advance when funds are drawn and on the anniversary date of all outstanding advances. The Line of Credit is collateralized by a first position UCC-1 filing on all of our business assets in USA and Canada. The closing of the Line of Credit is subject to standard due diligence procedures.

We have not yet been able to complete the financing, including entering into the Line of Credit, which is necessary for the consummation of the Nexeo transaction. Additionally, because the Nexeo Outside Date has passed, either party may terminate the Nexeo Purchase Agreement at any time prior to closing.

There is no assurance that we will be able to enter into the Line of Credit or will be able to procure the necessary financing to complete the transactions contemplated by the Nexeo Purchase Agreement, or that we will be able to complete the contemplated acquisition with Nexeo in the near term or at all.

Continued Listing on The Nasdaq Capital Market

On February 26, 2024, we received a letter from the staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) which notified us that we were not in compliance with Nasdaq Listing Rule 5550(b)(2), which requires that we maintain a market value of listed securities of $35 million, and that we did not otherwise satisfy the requirements of Listing Rule 5550(b)(1) of a stockholders’ equity of at least $2.5 million or Listing Rule 5550(b)(3) of net income from continuing operations of $500,000 in the most recent completed fiscal year or in two of the three most recent completed fiscal years. The letter did not have any immediate effect on the listing of our common stock on The Nasdaq Capital Market, and we have 180 days from the date of the letter to regain compliance.

On March 28, 2024, we received a letter from the Staff which notified us that the Staff had determined that we failed to comply with Nasdaq’s shareholder approval requirements set forth in Nasdaq Listing Rule 5635(d)(1), which requires prior shareholder approval for transactions, other than public offerings, involving the issuance of 20% or more of the pre-transaction shares outstanding at less than the Minimum Price (as defined in the rule).

As set forth in the letter from the Staff, on July 12, 2023, we announced that we had entered into a securities purchase agreement with certain purchasers pursuant to which we agreed to sell, in a best-efforts public offering an aggregate of 2,066,667 units (the “July 2023 Offering”). The Staff noted that the July 2023 Offering was characterized by the Company as a public offering in its public disclosures. However, pursuant to IM-5635-3 and FAQ 1741, the Staff determined that the July 2023 Offering was not a “public offering” for the purposes of Nasdaq’s shareholder approval rules due to the type of offering, a best effort pursuant to a placement agency agreement with A.G.P./Alliance Global Partners, and the fact that one investor purchased 96% of the July 2023 Offering. Since the July 2023 Offering did not qualify as a “public offering,” the Staff determined that the Company was required to obtain prior shareholder approval under Listing Rule 5635(d).

On May 13, 2024, we provided a plan of compliance to Nasdaq, which included the commitment to seek shareholder ratification of the July 2023 Offering. We expect to receive a definitive response from Nasdaq after the outcome of the shareholder vote. There can be no assurance that we will regain compliance with the continued listing standards of The Nasdaq Capital Market with respect to the market value of listed securities or that our shareholders will ratify the July 2023 Offering, or that we will be able to maintain compliance with any other continued listing standards of The Nasdaq Capital Market.

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THE OFFERING

Securities offered

Up to 3,086,609 shares of common stock or Pre-funded Warrants in lieu thereof, and Common Warrants to purchase up to 3,086,609 shares of our common stock. The shares of common stock or Pre-funded Warrants, respectively, and Common Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. Each Common Warrant has an assumed exercise price of $1.6199 per share (100% of the public offering price in this offering) and will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Warrants will be exercisable upon the Initial Exercise Date. The Common Warrants will expire on the five-year anniversary of the Initial Exercise Date or the Warrant Stockholder Approval, as applicable. We are also registering the shares of our common stock issuable upon exercise of the Common Warrants and Pre-funded Warrants.

Pre-funded Warrants we are offering

We are also offering to those purchasers whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, in lieu of purchasing common stock, Pre-funded Warrants to purchase up to an aggregate of 3,086,609 shares of our common stock. Each Pre-funded Warrant is exercisable for one share of our common stock. The purchase price of each Pre-funded Warrant is equal to the price at which a share of common stock is being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-funded Warrant is $0.0001 per share. The Pre-funded Warrants are exercisable immediately and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any Pre-funded Warrants sold in this offering. For each Pre-funded Warrant that we sell, the number of shares of common stock that we are offering will be reduced on a one-for-one basis.

Lock-Up Agreements

Our directors, executive officers and any other holder(s) of five percent (5%) or more of the issued and outstanding shares have agreed with the Placement Agent not offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into our common stock for a period of ninety (90) days from the closing of this offering.

Common stock outstanding immediately before this offering	6,755,686

Common stock to be outstanding after this offering	9,842,295 shares of common stock. Such amount assumes no exercise of the Common Warrants or Pre-funded Warrants.

Use of proceeds

We estimate that the net proceeds to us from this offering from the sale of the securities based on the assumed public offering price of $1.6199 per share and accompanying Common Warrant, which represents the closing price of our common stock on July 23, 2024 and assuming no exercise of Pre-funded Warrants and Common Warrants will be approximately $4.3 million, after deducting the Placement Agent fees and estimated offering expenses.

We intend to use the net proceeds of this offering for general corporate purposes, including working capital, operating expenses. See “Use of Proceeds.”

Risk factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq symbol	Our common stock is listed on Nasdaq Capital Market under the symbol “PIXY.”

Unless otherwise indicated, all information contained in this prospectus assumes the sale of all of the shares offered hereby at an assumed public offering price of $1.6199 per share, the closing price of our common stock on Nasdaq on July 23, 2024, and accompanying Common Warrant, no sale of any Pre-funded Warrants, and no exercise of any Common Warrants. The number of shares of our common stock that are and will be outstanding immediately before and after this offering as shown above is based on 6,755,686 shares outstanding as of July 23, 2024. The number of shares outstanding as of July 23, 2024, as used throughout this prospectus, unless otherwise indicated, excludes, as of that date:

•	1,409,120 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $19.10;

•	200 shares issuable upon exercise of outstanding options with a weighted average exercise price of $11,210; and

•

Approximately $0.9 million of compensation payable to the Company’s directors, pursuant to executed director agreements, in shares of common stock, which would result in the issuance of approximately 563,306 shares of common stock based on a price per share of $1.6199, the closing price of our common stock on Nasdaq on July 23, 2024.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks and all of the other information contained or incorporated by reference in this prospectus before deciding whether to invest in our securities, including the risks and uncertainties described below and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q. Our business, financial condition, results of operations and future prospects may be adversely affected as a result of such risks. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to this Offering and Ownership of Our Securities

We have incurred losses in the past, our financial statements have been prepared on a going concern basis and we may be unable to achieve or sustain profitability in the future.

We are an emerging business and are in the process of developing our products and services. We have been in business since July 2015. We expect to continue to incur operating losses for the foreseeable future and may never achieve profitability. Furthermore, even if we do achieve profitability, we may not be able to sustain or increase profitability on an ongoing basis. If we do not achieve profitability, it will be more difficult for us to finance our business and accomplish our strategic objectives.

Our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements for the fiscal years ended, August 31, 2023 and 2022, describing the existence of substantial doubt about our ability to continue as a going concern.

If we are unable to continue to meet the listing requirements of Nasdaq, our common stock will be delisted.

Our common stock is currently listed on Nasdaq, where it is subject to various continued listing requirements.

On February 26, 2024, the Company received a letter (the “February 2024 Nasdaq Letter”) from the Staff of the Listing Qualifications Department of Nasdaq, which notified the Company that it did not comply with Nasdaq’s Listing Rule 5550(b)(2), which requires that the Company maintains a market value of listed securities of $35 million, and that the Company does not otherwise satisfy the requirements of Listing Rule 5550(b)(1) of a stockholders’ equity of at least $2.5 million or Listing Rule 5550(b)(3) of net income from continuing operations of $500,000 in the most recent completed fiscal year or in two of three most recent completed fiscal years. The Nasdaq Letter does not have any immediate effect on the listing of the Company’s common stock on the Nasdaq Capital Market, and the Company has 180 calendar days from the date of the Nasdaq Letter to regain compliance.

On March 28, 2024, the Company received a letter (the “March 2024 Nasdaq Letter”) from the Staff of the Listing Qualifications Department of Nasdaq, which notified the Company that it failed to comply with Nasdaq shareholder approval requirements set forth in Listing Rule 5635(d), which requires prior shareholder approval for transactions, other than public offerings, involving the issuance of 20% or more of the pre-transaction shares outstanding at less than the minimum price. The deficiency letter relates to the July 2023 financing. Under Nasdaq Rules, the Company has 45 calendar days to submit a plan to regain compliance and if accepted, Nasdaq can grant an extension of up to 180 calendar days to evidence compliance. On May 13, 2024, we provided a plan of compliance to Nasdaq, which included the commitment to seek shareholder ratification of the July 2023 Offering. We expect to receive a definitive response from Nasdaq after the outcome of the shareholder vote. There can be no assurance that we will regain compliance with the continued listing standards of The Nasdaq Capital Market with respect to the market value of listed securities or that our shareholders will ratify the July 2023 Offering, or that we will be able to maintain compliance with any other continued listing standards of The Nasdaq Capital Market.

If we are unable to maintain compliance with such listing standards or other Nasdaq listing requirements in the future, we could be subject to suspension and delisting proceedings. A delisting of our common stock and our inability to list on another national securities market could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use certain registration statements to offer and sell freely tradable securities, thereby limiting our ability to access the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

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Purchasers in the offering will suffer immediate dilution.

If you purchase securities in this offering, the value of your shares based on our net tangible book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. At the assumed public offering price of $1.6199 per share, purchasers of common stock in this offering will experience immediate dilution of approximately $7.19 per share. See “Dilution.”

The Common Warrants are speculative in nature.

The Common Warrants will be exercisable for five years from the date of initial exercise at an assumed exercise price of $1.6199 per share (assuming an exercise price equal to 100% of the assumed public offering price per share). There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Common Warrants. In the event that our common stock price does not exceed the exercise price of the Common Warrants during the period when the Common Warrants are exercisable, a holder of the Common Warrants may be unable to profit from exercising such Common Warrants before they expire.

The Pre-funded Warrants or the Common Warrants will not be listed or quoted on any exchange.

There is no established public trading market for the Pre-funded Warrants or Common Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-funded Warrants or Common Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Pre-funded Warrants and the Common Warrants will be limited.

Except as otherwise provided in the Common Warrants and Pre-funded Warrants, holders of Common Warrants and Pre-funded Warrants purchased in this offering will have no rights as stockholders until such holders exercise their Common Warrants or Pre-funded Warrants and acquire our common stock.

Except as otherwise provided in the Common Warrants and Pre-funded Warrants, until holders of Common Warrants or Pre-funded Warrants acquire our common stock upon exercise of the Common Warrants or Pre-funded Warrants, holders of Common Warrants and Pre-funded warrants will have no rights with respect to our common stock underlying such Common Warrants and Pre-funded Warrants. Upon exercise of the Common Warrants and Pre-funded Warrants, the holders will be entitled to exercise the rights of a holder of our common stock only as to matters for which the record date occurs after the exercise date.

If we are required to obtain Warrant Stockholder Approval, until we are able to receive such approval the Common Warrants will not be exercisable, and if we are unable to obtain such approval the Common Warrants will have no value.

If we are required to obtain Warrant Stockholder Approval, the Common Warrants will not be exercisable until, and unless, we obtain the Warrant Stockholder Approval from our stockholders. While we intend to promptly seek stockholder approval, if required, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the Warrant Stockholder Approval, the Common Warrants will have no value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

This is a best efforts offering and we may sell fewer than all of the securities offered hereby.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this prospectus.

We may not raise the amount of capital we believe is required for our business in this offering.

We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Despite this, any proceeds from the sale of securities offered by us will be available for our immediate use, and because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering.

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Our management will have broad discretion over the use of the net proceeds from this offering.

We currently intend to use the net proceeds from the sale of our securities under this offering for general corporate purposes, including working capital. We have not reserved or allocated specific amounts for any of these purposes and we cannot specify with certainty how we will use the net proceeds (see “Use of Proceeds”). Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We may use the net proceeds for corporate purposes that do not increase our operating results or market value.

Future sales of our common stock could lower our stock price and dilute existing stockholders.

We may, in the future, sell additional shares of common stock in subsequent public or private offerings. We cannot predict the size or terms of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. In addition, these sales may be dilutive to existing stockholders.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock, which may decrease in value.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

From time to time, we engage in acquisitions and joint ventures and may encounter difficulties in integrating these businesses and therefore we may not realize the anticipated benefits.

We may seek growth opportunities through strategic acquisitions to optimize our business footprint. The success of these transactions will depend on our ability to integrate assets and personnel in these transactions and to cooperate with our strategic partners. We may encounter difficulties in integrating acquisitions with our operations, and in managing strategic investments. Furthermore, we may not realize the degree, or timing, of benefits we anticipate when we first enter into a transaction. Any of the foregoing could adversely affect our business and results of operations.

We may acquire other businesses or form joint ventures or make investments in other companies or technologies that could negatively affect our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense.

From time to time, we may pursue acquisitions of businesses and assets. For example, in March 2024, we entered into the Human Bees Purchase Agreement and the Nexeo Purchase Agreement to acquire certain assets, including intellectual property and property rights, client contracts, leasehold interests, trade names, business and other licenses, operational data, marketing information, customer information and contractual rights, of staffing and recruiting companies. We may choose to further expand our business by acquiring additional assets or businesses in the future. We also may pursue strategic alliances and joint ventures that leverage products and industry experience to expand our offerings or distribution. We have limited experience with acquiring other companies and forming strategic partnerships. We may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all. We may not be able to integrate acquisitions successfully into our existing business, and in certain cases we could assume unknown or contingent liabilities. Any future acquisitions also could result in the incurrence of debt, contingent liabilities or future write-offs of intangible assets or goodwill, any of which could have an adverse effect on our financial condition, results of operations and cash flows. In addition, any pursuit of an acquisition and any potential integration of an acquired company also may disrupt ongoing operations and divert management attention and resources that we would otherwise focus on developing our existing business. We may experience losses related to investments in other companies, which could have a negative effect on our results of operations and financial condition. We may not realize the anticipated benefits of any acquisition, technology license, strategic alliance or joint venture.

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The obligations from our asset purchase agreements may cause dilution to our stockholders, may be a drain on our cash resources, or may cause us to incur debt obligations to satisfy the payment obligations.

Under the terms of certain of our asset purchase agreements, the counterparties to such agreements are entitled to substantial contingent payments upon the occurrence of certain events. For example, pursuant to the terms of the Human Bees Purchase Agreement and the Nexeo Purchase Agreement, we are obligated to make certain post-closing payments to the sellers. Under the terms of the Human Bees Purchase Agreement, we will be required to pay to the sellers up to an aggregate of $11.0 million (not including the upfront cash payment at closing), or, at our option, pay all or any portion of such amount in common stock, assuming the sellers satisfy the conditions to receive such payments. Similarly, under the terms of the Nexeo Purchase Agreement, we will be required to pay the seller up to an aggregate of $12.5 million (not including the upfront cash payment at closing), or, at the seller’s option, pay all or any portion of such amount in common stock, assuming the seller satisfies the conditions to receive such payments.

In order to satisfy our obligations to make these payments, if and when they are triggered, we may need to issue equity that may cause dilution to our stockholders, or we may use our existing cash and cash equivalents or incur debt obligations to satisfy the payment obligations in cash, which may adversely affect our financial position. In addition, these obligations may impede our ability to raise money in future public offerings of debt or equity securities or to obtain a third-party line of credit.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. To raise additional capital, we may in the future sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that are lower than the prices paid by existing stockholders, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which could result in substantial dilution to the interests of existing stockholders. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or the perception that such sales could occur.

In addition, under the terms of the Human Bees Purchase Agreement and the Nexeo Purchase Agreement, we may issue shares of our common stock as contingent consideration. Under the Human Bees Purchase Agreement, if the sellers migrate at least 90% of their client accounts to us by the 18-month anniversary of the closing date, the sellers will be entitled to a post-closing payment in cash, or at our option, shares of common stock, in each case calculated by the formula set forth in the Human Bees Purchase Agreement. Similarly, under the Nexeo Purchase Agreement, if the seller migrates at least 70% of their client accounts to us by the 12-month anniversary of the closing date, the seller will be entitled to a post-closing payment in cash, or at the seller’s option, shares of common stock, in each case calculated by the formula set forth in the Nexeo Purchase Agreement.

If the conditions under the Human Bees Purchase Agreement or the Nexeo Purchase Agreement are not satisfied, we may be unable to consummate the transactions contemplated by such purchase agreements.

The closing of the transactions contemplated by Human Bees Purchase Agreement and the Nexeo Purchase Agreement will be subject to satisfaction or waiver of certain conditions, including compliance with covenants and the accuracy of representations and warranties provided in such purchase agreements. In addition, each purchase agreement may be terminated at any time prior to closing by us or the applicable sellers, pursuant to the terms of such purchase agreement. As a result, we cannot guarantee that the transactions contemplated by the Human Bees Purchase Agreement or the Nexeo Purchase Agreement will be consummated. Failure to consummate the transactions contemplated by the Human Bees Purchase Agreement or the Nexeo Purchase Agreement could have adverse effects on our business and results of operations and financial condition.

We have not yet been able to complete the financings, including entering into the Loan and the Line of Credit, which are necessary for the consummation of the Human Bees transaction and Nexeo transaction, respectively. Additionally, because the Human Bees Outside Date and the Nexeo Outside Date have passed, the applicable sellers may terminate the Human Bees Purchase Agreement or the Nexeo Purchase Agreement at any time prior to closing, and, if the Human Bees Purchase Agreement is terminated, we will be required to pay the applicable termination fee.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements in this prospectus and the documents incorporated by reference that are not historical facts should be considered “Forward Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Some of the forward-looking statements can be identified by the use words such as “believe,” “expect,” “may,” “estimates,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” “project,” “continue” or “anticipates” or similar expressions or words, or the negatives of those expressions or words. These statements may be made directly in this prospectus and they may also be incorporated by reference in this prospectus from other documents filed with the SEC, and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

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USE OF PROCEEDS

We estimate that the net proceeds to us from this offering from the sale of the securities based on the assumed public offering price of $1.6199 per share and accompanying Common Warrant, which represents the closing price of our common stock on July 23, 2024 and assuming no exercise of Pre-funded Warrants and Common Warrants will be approximately $4.3 million, after deducting the Placement Agent fees and estimated offering expenses.

We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Our management will have broad discretion in the application of the net proceeds.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds.

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CAPITALIZATION

The following table sets forth our cash, as well as our capitalization, as of May 31, 2024, as follows:

•	on an actual basis; and

•

on an as adjusted basis, giving effect to the assumed sale by us of 3,086,609 shares of common stock in this offering at an assumed public offering price of $ 1.6199 per share (the last reported sale price of our common stock on Nasdaq on July 23, 2024), after deducting the Placement Agent fees and other estimated offering expenses payable by us and assuming no exercise of Pre-funded Warrants and Common Warrants.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements for the period ended May 31, 2024, and the related notes thereto, included in our quarterly report on Form 10-Q for the period ended May 31, 2024, and incorporated by reference in this prospectus.

(In Thousands)	Actual	As Adjusted
Cash	$360	$4,665
Total liabilities	$62,637	$62,637
Stockholders’ deficit:
Preferred stock, 50,000,000 authorized shares; $0.0001 par value: 0 shares issued and outstanding	$-	$-
Common stock, 750,000,000 authorized shares; $0.0001 par value; 6,755,686 shares issued and outstanding, actual, 9,842,295 shares issued and outstanding, as adjusted	$-	$-
Additional paid-in capital	$182,481	$186,786
Accumulated deficit	$(241,028)	$(241,028)
Total stockholders’ deficit	$(58,547)	$(54,242)

A $0.10 increase (decrease) in the assumed combined public offering price per share and accompanying common warrant would increase (decrease) our cash and total stockholders’ deficit on  an as adjusted basis by approximately $0.3 million, assuming the number of shares of common stock and accompanying warrant sold by us remains the same and after deducting the Placement Agent fees and other estimated offering expenses payable by us and assuming no exercise of Pre-funded Warrants and Common Warrants.

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of securities sold in this offering and other terms of this offering determined at pricing.

The number of shares to be outstanding immediately after giving effect to this offering as shown above is based on 6,755,686 shares outstanding as of May 31, 2024, and excludes, as of such date:

•	1,409,120 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $19.10;

•	200 shares issuable upon exercise of outstanding options with a weighted average exercise price of $11,210; and

•

Approximately $0.9 million of compensation payable to the Company’s directors, pursuant to executed director agreements, in shares of common stock, which would result in the issuance of approximately 563,306 shares of common stock based on a price per share of $1.6199, the closing price of our common stock on Nasdaq on July 23, 2024.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible (negative) book value as of May 31, 2024, was $(59,148,000), or $(8.76) per share of common stock based on 6,755,686 shares of common stock outstanding as of May 31, 2024. Historical net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of such date.

After giving effect to the assumed sale by us of 3,086,609 shares of common stock at an assumed public offering price of $1.6199 per share (without attributing any value to the Common Warrants), and after deducting the Placement Agent fees and estimated offering expenses payable by us, our as adjusted net tangible negative book value as of  May 31, 2024 would have been approximately $(54,843,000) or $(5.57) per share of common stock. This represents an immediate increase in the net tangible negative book value of $3.19 per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $7.19 per share to new investors. The following table illustrates this hypothetical per share dilution:

Assumed public offering price per share and accompanying warrant			$1.6199
Historical net tangible negative book value per share as of May 31, 2024	$(8.76)	$
Increase in net tangible book value, as adjusted, per share attributable to this offering	$3.19	$
As adjusted net tangible book value per share as of May 31, 2024, after giving effect to this offering			$(5.57)
Dilution per share to new investors purchasing shares in this offering			$7.19

A $0.10 increase (decrease) in the assumed combined public offering price of $1.6199 per share of common stock and accompanying warrant would result in an incremental increase (decrease) in our as adjusted net tangible book value of approximately $0.3 million, and would result in an incremental increase (decrease) in the dilution to new investors of approximately $0.07 per share, assuming that the number of shares of our common stock sold by us remains the same and after deducting the Placement Agent fees and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. A 1,000,000 share increase in the number of shares offered by us, would increase the as adjusted net tangible book value per share by approximately $0.67 and decrease the dilution per share to new investors participating in this offering by approximately $0.67, based on an assumed public offering price of $1.6199 per share and accompanying warrant, which was the last reported sale price of our common stock on July 23, 2024, and after deducting the Placement Agent fees and estimated offering expenses payable by us. Similarly, a 1,000,000 share decrease in the number of shares offered by us would decrease the as adjusted net tangible book value per share by approximately $0.79 and increase the dilution per share to new investors participating in this offering by approximately $0.79, based on an assumed public offering price of $1.6199 per share, which was the last reported sale price of our common stock on July 23, 2024, and after deducting the Placement Agent fees and estimated offering expenses payable to us.

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of securities sold in this offering and other terms of this offering determined at pricing.

The table and discussion above are based on 6,755,686 shares outstanding as of  May 31, 2024, and excludes, as of such date:

•	1,409,120 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $19.10;

•	200 shares issuable upon exercise of outstanding options with a weighted average exercise price of $11,200; and

•

Approximately $0.9 million of compensation payable to the Company’s directors, pursuant to executed director agreements, in shares of common stock, which would result in the issuance of approximately 563,306 shares of common stock based on a price per share of $1.6199, the closing price of our common stock on Nasdaq on July 23, 2024.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of July 23, 2024, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The table lists applicable percentage ownership based on 6,755,686 shares of common stock outstanding as of July 23, 2024. In addition, under SEC rules, beneficial ownership of common stock includes shares of our common stock issuable pursuant to the conversion or exercise of securities that are either immediately exercisable or convertible into common stock or exercisable or convertible into common stock within 60 days of July 23, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o ShiftPixy, Inc., 4101 NW 25th Street, Miami, FL 33142.

Name	Number of Shares Beneficially Owned	Beneficial Ownership Percentage Prior to the Offering	Beneficial Ownership Percentage After the Offering(1)
Scott W. Absher – Chief Executive Officer and Chairman	4,750,298	70.3%	48.3%
Patrice Launay – Chief Financial Officer	-	-
Martin Scott - Director	-	-
Whitney J. White - Director	1	*
Christopher Sebes - Director	-	-
All executive officers and directors (5 persons)	4,750,299	70.3%	48.3%

*	Less than 1%
(1)	Assumes the sale of 3,086,609 shares of common stock and accompanying warrants and no exercise of the Pre-funded Warrants or Common Warrants.

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DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 750,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

As of July 23, 2024, there were 6,755,686 shares of common stock outstanding, and no shares of preferred stock outstanding. As of July 23, 2024, we had 164 holders of record of our common stock. This does not include beneficial owners holding common stock in street name. As such, the number of beneficial holders of our shares could be substantially larger than the number of shareholders of record.

The following is a summary of the material terms of our capital stock and certain provisions of our certificate of incorporation and bylaws. Since the terms of our certificate of incorporation and bylaws, and Wyoming law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Wyoming law. If you would like to read those documents, they are on file with the SEC, as described under the heading “Where You Can Find More Information” below. The summary below is also qualified by provisions of applicable law.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Wyoming law provides for cumulative voting for the election of directors. As a result, any shareholder may cumulate his or her votes by casting them all for any one director nominee or by distributing them among two or more nominees. This may make it easier for minority shareholders to elect a director.

Dividends. Subject to preferences that may be granted to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor as well as any distributions to the shareholders. The payment of dividends on our common stock will be a business decision to be made by our board of directors from time to time based upon results of our operations and our financial condition and any other factors that our board of directors considers relevant. Payment of dividends on our common stock may be restricted by loan agreements, indentures and other transactions we enter into from time to time.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.

Absence of Other Rights or Assessments. Holders of our common stock have no preferential, preemptive, conversion or exchange rights. There is no redemption or sinking fund provisions applicable to our common stock. When issued in accordance with our articles of incorporation and bylaws, shares of our common stock are fully paid and not liable for further calls or assessment by us.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our shareholders. Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our shareholders and may adversely affect the voting and other rights of the holders of our common stock.

Outstanding Warrants

As of July 23, 2024, we had 1,409,120 outstanding warrants with a weighted average exercise price of $19.10 per share, with a weighted average remaining life of 4.8 years.

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Outstanding Options

As of July 23, 2024, we have 200 outstanding options with a weighted average exercise price of $11,210 per share, with a weighted average remaining contractual life of 5.9 years. There are 31,050 shares remaining available under the 2017 Stock Option/Stock Issuance Plan.

Certain Anti-Takeover Effects

Certain provisions of Wyoming law may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The summary of the provisions of Wyoming law set forth below does not purport to be complete and is qualified in its entirety by reference to Wyoming law.

The issuance of shares of preferred stock, the issuance of rights to purchase such shares, and the imposition of certain other adverse effects on any party contemplating a takeover could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of the preferred stock, if the option to acquire such shares is exercised, would impede a business combination by the voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of other preferred stock could adversely affect the voting power of holders of our common stock.

Under Wyoming law, a director, in determining what he or she reasonably believes to be in or not opposed to the best interests of the corporation, does not need to consider only the interests of the corporation’s shareholders in any matter but may also, in his or her discretion, consider any of the following:

(i)	The interests of the corporation’s employees, suppliers, creditors and customers;

(ii)	The economy of the state and nation;

(iii)	The impact of any action upon the communities in or near which the corporation’s facilities or operations are located;

(iv)	The long-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation; and

(v)	Any other factors relevant to promoting or preserving public or community interests.

Because our board of directors is not required to make any determination on matters affecting potential takeovers solely based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board of directors presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock.”

Pre-funded Warrants to be issued in this Offering

The following summary of certain terms and conditions of the Pre-funded Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of Pre-funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Warrant for a complete description of the terms and conditions of the Pre-funded Warrants.

General

The term “pre-funded” refers to the fact that the purchase price of the Pre-funded Warrants in this offering includes almost the entire exercise price that will be paid under the Pre-funded Warrants, except for a nominal remaining exercise price of $0.0001. The purpose of the Pre-funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving Pre-funded Warrants in lieu of shares of our common stock which would result in such ownership of more than 4.99% (or, at the election of the holder, 9.99%), and receiving the ability to exercise their option to purchase the shares underlying the Pre-funded Warrants at a nominal price at a later date.

Form

The Pre-funded Warrants will be issued as individual warrant agreements to the investors. You should review the form of Pre-funded Warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Pre-funded Warrants.

Exercisability

The Pre-funded Warrants are exercisable at any time after their original issuance. The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the Pre-funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-funded Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-funded Warrants.

Duration and Exercise Price

The exercise price per whole share of our common stock purchasable upon the exercise of the Pre-funded Warrants is $0.0001 per share of common stock. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-funded Warrants are exercised in full.

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Cashless Exercise

If, at any time after the issuance of the Pre-funded Warrants, the holder exercises its pre-funded warrants and a registration statement registering the issuance of the shares of common stock underlying the Pre-funded Warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the Pre-funded Warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the Pre-funded Warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Pre-funded Warrants to the holders.

Transferability

Subject to applicable laws, the Pre-funded Warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Pre-funded Warrants to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the Pre-funded Warrants and we do not plan on applying to list the Pre-funded Warrants on The Nasdaq Capital Market any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

If, at any time while the Pre-funded Warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of our significant subsidiaries, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our common stock, (4) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding common stock, or (5) we effect any reclassification or recapitalization of our common stock or any compulsory exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or each, a “Fundamental Transaction,” then upon any subsequent exercise of pre-funded warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of common stock then issuable upon exercise of those pre-funded warrants, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our common stock or as otherwise set forth in the Pre-Funded Warrants, the holder of a Pre-funded Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Pre-funded Warrant.

Common Warrants to be issued in this Offering

The following summary of certain terms and provisions of the Common Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of Common Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Common Warrant.

Duration and Exercise Price. Each Common Warrant offered hereby will have an assumed initial exercise price per share equal to $1.6199 (assuming an exercise price equal to 100% of the public offering price per share). The Common Warrants will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Common Warrants will be exercisable upon the Initial Exercise Date. The Common Warrants will expire on the fifth anniversary of the Initial Exercise Date of the Warrant Stockholder Approval, as applicable. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. A Common Warrant to purchase one share of our common stock will be issued for every one share of common stock and Pre-funded Warrant purchased in this offering. The Common Warrants will be issued in certificated form.

We intend to promptly, and in no event later than ninety (90) days after the consummation of this offering, seek stockholder approval for the issuance of shares of Common Stock issuable upon exercise of the Warrants but we cannot assure you that such stockholder approval will be obtained, provided, however, that, if and only if the Pricing Conditions are satisfied, then we will not seek Warrant Stockholder Approval. We have agreed with the investors in this offering that, if we do not obtain stockholder approval for the issuance of the shares of Common Stock upon exercise of the Warrants at the first stockholder meeting for such purpose after this offering, we will call a stockholder meeting every ninety (90) days thereafter until the earlier of the date we obtain such approval or the Warrants are no longer outstanding, provided, however, that, if and only if the Pricing Conditions are satisfied, then we will not seek Warrant Stockholder Approval.

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Exercisability. The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Common Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants, provided that any increase in such beneficial ownership limitation shall not be effective until 61 days following notice from the holder to us. No fractional shares of common stock will be issued in connection with the exercise of a Common Warrant. In lieu of fractional shares, we will round up to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance of the shares of common stock underlying the Common Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Common Warrants.

Transferability. Subject to applicable laws, the Common Warrants may be transferred at the election of the holder upon surrender of the Common Warrant to the Company together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the Common Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system.

Fundamental Transaction. In the event of a fundamental transaction, as described in the form of Common Warrant, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Common Warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Common Warrants have the right to require us or a successor entity to redeem the Common Warrants for cash in the amount of the Black-Scholes Value (as defined in each Common Warrant) of the unexercised portion of the Common Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

Right as a Stockholder. Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Common Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they acquire shares of our common stock upon exercise of their Common Warrants.

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PLAN OF DISTRIBUTION

A.G.P. has agreed to act as our sole placement agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated , 2024. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we may not sell the entire number of securities offered pursuant to this prospectus. We will enter into a securities purchase agreement directly with certain investors, at the investor’s option, who purchases our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about , 2024.

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

We have engaged A.G.P. as the sole placement agent in connection with this offering. This offering is being conducted on a “best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per share and Common Warrant	Per Pre-funded Warrant and Accompanying Common Warrant	Total
Public offering price	$	$	$
Placement Agent fees(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)

We have agreed to pay the placement agent a cash fee equal to 7.0% of the aggregate purchase price paid by each purchaser of securities that are sold in the offering. We have also agreed to reimburse the placement agent for certain of its offering-related expenses including accountable offering-related legal expenses in an amount up to $100,000 and pay the placement agent a non-accountable expense allowance not to exceed $50,000 and up to $7,000 for escrow agent and clearing agent fees.

(2)	The amount of proceeds, before expenses, to us does not give effect to any exercise of the Pre-funded Warrants or Common Warrants.

We have agreed to pay the Placement Agent’s accountable legal expenses relating to the offering in the amount of $100,000, and to pay the Placement Agent non-accountable expenses in connection with the offering in the amount of $50,000. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately $ .

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

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•	may not engage in any stabilization activity in connection with our securities; and
•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Listing

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “PIXY.” We do not plan to list the Pre-funded Warrants or the Common Warrants on the Nasdaq Capital Market or any other securities exchange or trading market.

Lock-Up Agreements

Pursuant to “lock-up” agreements, the Company, our executive officers, directors, and certain five percent (5.0%) security holders have agreed, subject to limited exceptions, not to directly or indirectly offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 90 days from the date of the agreement for our directors, executive officers and certain five percent (5.0%) security holders and for a period of 60 days for the Company from the date of the agreement.

Additionally, we agreed that for a period of six (6) months after this offering we will not directly or indirectly in any “at-the-market,” continuous equity, equity lines, or variable rate transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of our common shares or any securities convertible into or exercisable or exchangeable for our common shares, without the prior written consent of the Placement Agent.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Transfer Agent and Registrar

VStock Transfer LLC as the transfer agent and registrar for our common stock.

Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short position could adversely affect future trading prices of the common stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bailey, Stock, Harmon, Cottam, Lopez LLP, Cheyenne, Wyoming. Lowenstein Sandler LLP, New York, New York, will pass upon certain legal matters relating to the issuance and sale of the securities in connection with this offering. The Placement Agent is being represented by Thompson Hine LLP, New York, New York in connection with this offering.

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EXPERTS

The consolidated financial statements of ShiftPixy, Inc. as of August 31, 2023 and for each of the two years in the period ended August 31, 2023 appearing in our Annual Report on Form 10-K for the year ended August 31, 2023, have been audited by Marcum LLP, an independent registered public accountant, as set forth in its report thereon included therein, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and an emphasis of matter paragraph related to the risks and uncertainties related to the Company’s outstanding payroll tax liabilities and which are incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits and schedules attached to the registration statement and the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete, and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Where You Can Find More Information.” The documents we are incorporating by reference into this prospectus are:

•	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2023, filed with the SEC on December 14, 2023;
•

Our Quarterly Reports on Form 10-Q for the period ended November 30, 2023, filed with the SEC on January 22, 2024, for the period ended February 29, 2024, filed with the SEC on April 19, 2024 and for the period ended May 31, 2024, filed with the SEC on July 2, 2024;

•

Our Current Reports on Form 8-K filed with the SEC on September 18, 2023, September 26, 2023, September 29, 2023, October 10, 2023, October 12, 2023, October 18, 2023, October 31, 2023, February 26, 2024, March 7, 2024, March 11, 2024, March 21, 2024, March 21, 2024 (as amended on April 2, 2024), March 26, 2024 (as amended on June 27, 2024), March 29, 2024, April 2, 2024 (as amended on June 27, 2024), and April 24, 2024 (other than any portions deemed furnished and not filed);

•	Our Definitive Proxy Statements on Schedule 14A, filed with the SEC on January 19, 2024 and July 29, 2024; and
•	The description of our common stock contained in our Registration Statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on June 28, 2017.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: ShiftPixy, Inc., Attention: Corporate Secretary, 4101 NW 25th Street, Miami, FL 33142, (888) 798-9100.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is http://www.sec.gov.

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website. We also maintain a website at http://www.shiftpixy.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 4101 NW 25th Street, Miami, FL 33142, (888) 798-9100.

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Prospectus

Up to 3,086,609 shares of Common Stock

Common Warrants to Purchase up to 3,086,609 shares of Common Stock

Pre-funded Warrants to Purchase up to 3,086,609 shares of Common Stock

Up to 3,086,609 shares of Common Stock underlying the Common Warrants

Up to 3,086,609 shares of Common Stock underlying the Pre-funded Warrants

Sole Placement Agent

A.G.P.

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than the placement agent fees, expected to be incurred by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount Paid or to be Paid
SEC registration fee	$1,476
FINRA filing fee	$2,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$95,000
Miscellaneous fees and expenses	$10,000
Total	$258,476

Item 14. Indemnification of Directors and Officers

Sections 17-16-851 through -856 of the Wyoming Statutes (the “Applicable Statutes”) provide that directors and officers of Wyoming corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The Applicable Statutes also provide that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Further, Article V of our articles of incorporation, as amended, also provides as follows regarding our indemnification of our directors, officers, employees and agents:

“[t]o the fullest extent permitted by the Wyoming Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (A) the amount of financial benefit received by a director to which he or she is not entitled; (B) an intentional infliction of harm on the Corporation or the Shareholders; (C) a violation of Section 17-16-833 of the Wyoming Business Corporation Act; or (D) an intentional violation of criminal law. If the Wyoming Business Corporation Act is amended after the effective date of this Amendment to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporation Act, as so amended.

The Corporation shall indemnify to the fullest extent permitted by the Wyoming Business Corporation Act, as the same may be amended and supplemented from time to time, any and all persons whom it shall have power to indemnify under the Wyoming Business Corporation Act. The indemnification provided for herein shall not be exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any Bylaw, agreement, vote of shareholders or disinterested directors of the Corporation, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as a director, officer, employee, or agent of the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

II-1

Any repeal or modification of this Article V or amendment to the Wyoming Business Corporation Act shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of or increase the liability of any director, officer, agent, or other person of the Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal, modification, or amendment.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article V.”

Further, Article XIV of our Bylaws also provides as follows regarding our indemnification of our directors, officers, employees and agents:

“The corporation shall indemnify any person acting on its behalf in accordance with the law of Wyoming. The indemnification provided hereby shall not be deemed exclusive of any other right to which anyone seeking indemnification thereunder may be entitled under any bylaw, agreement, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The corporation may purchase and maintain insurance on the behalf of any Director, officer, agent, employee or former Director or officer or other person, against any liability asserted against them and incurred by him.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Registrant has sold the following securities that were not registered under the Securities Act:

On July 14, 2022, the board of directors of the Company approved the issuance to the Company’s founder and principal shareholder, Scott Absher, of 12,500,000 shares of the Company’s Preferred Class A Stock (“Preferred Shares”), in exchange for (a) the surrender by Mr. Absher of his options to acquire the Preferred Shares, which options provide for exercise upon certain triggering events, as detailed in our prior filings, and (b) the tender of payment by Mr. Absher of the sum of $5,000, representing four times the par value for such Preferred Shares.

On July 19, 2022, Mr. Absher converted 8,000,000 Preferred Shares to 8,000,000 shares of the Company’s common stock, par value $0.0001 per share, as the shares of Preferred stock are not subject to the impact of the series of reverse splits the Company has undertaken.

On August 12, 2022, the Company entered into an agreement with Mr. Absher whereby he waived claims to certain unpaid compensation due to him through July 31, 2022, totaling $820,793, in exchange for an option to receive 4,100,000 shares of the Company's Preferred Class A Stock.

II-2

On September 1, 2022, Mr. Absher converted the remaining 8,600,000 of the Company’s series A preferred stock to 8,600,000 shares of the Company’s common stock, par value $0.0001 per share.

On September 20, 2022, the Company entered into a securities purchase agreement with a large institutional investor pursuant to which the Company sold to the investor an aggregate of 17,361 shares of its common stock together with warrants to purchase up to 34,722 shares of common stock. Each share of common stock and two accompanying warrants were sold together at a combined offering price of $288.00. The warrants are exercisable for a period of seven years commencing upon issuance at an exercise price of $288.00, subject to adjustment. In connection with the purchase agreement, the Company and the purchaser entered into amendment No. 1 to warrants (the “Warrant Amendment”). Pursuant to the Warrant Amendment, the exercise price of (i) 1,051 warrants issued on September 3, 2021, and (ii) 4,124 warrants issued on January 28, 2022, was reduced to $0.24.

AGP acted as the exclusive placement agent in connection with the offering pursuant to the terms of a placement agent agreement, dated September 20, 2022, between the Company and AGP. Pursuant to the placement agent agreement, the Company paid AGP a fee equal to 7.0% of the aggregate gross proceeds from the offering. In addition to the cash fee, the Company issued to AGP warrants to purchase up to 868 shares of common stock (5% of the number of shares sold in the offering. The placement agent warrants are exercisable for a period commencing six months from issuance, will expire four years from the effectiveness of a registration statement for the resale of the underlying shares, and have an initial exercise price of $316.80 per share.

On May 17, 2021, we issued warrants to purchase up to an aggregate of 2,062 shares of our common stock, with an exercise price of $5,820 (the “Existing Warrants”). The Existing Warrants were immediately exercisable and expire on June 15, 2026. On January 26, 2022, we entered into a Warrant Exercise Agreement (“the Exercise Agreement”) with the holder of the Existing Warrants (the “Exercising Holder”). Pursuant to the Exercise Agreement, the Exercising Holder and the Company agreed that, subject to any applicable beneficial ownership limitations, the Exercising Holder would cash exercise up to 2,062 of its Existing Warrants (the “Investor Warrants”) into shares of our common stock underlying such Existing Warrants (the “Exercised Shares”). To induce the Exercising Holder to exercise the Investor Warrants, the Exercise Agreement (i) amended the Investor Warrants to reduce their exercise price per share to $2,880 and (ii) provided for the issuance of a new warrant to purchase up to an aggregate of approximately 4,124 shares of our common stock (the “January 2022 Common Warrant”), with such January 2022 Common Warrant being issued on the basis of two January 2022 Common Warrant shares for each share of the Existing Warrant that was exercised for cash. The January 2022 Common Warrant is exercisable commencing on July 28, 2022, terminates on July 28, 2027, and has an exercise price per share of $3,720. The Exercise Agreement generated aggregate proceeds to the Company of approximately $5.9 million, prior to the deduction of $0.5 million of costs consisting of placement agent commissions and offering expenses payable by the Company. As a result of the warrant modification, which reduced the exercise price of the Existing Warrants, as well as the issuance of the January 2022 Common Warrants, the Company recorded approximately (i) $0.64 million for the increased fair value of the modified warrants; and (ii) $12.6 million as the fair value of the January 2022 Common Warrants on the date of issuance. We recorded approximately $5.5 million as issuance costs that offset the $5.5 million of additional paid-in capital the received for the cash exercise of the Existing Warrants at the reduced exercise price, while the remaining $7.7 million was recorded as a deemed dividend on the unaudited condensed consolidated statements of operations, resulting in a reduction of income available to common shareholders in our basic earnings per share calculation.

On September 3, 2021, the Company issued warrants to purchase up to 3,135 shares of common stock, with an exercise price per share of $3,828 (the “September 2021 Warrants”), pursuant to a securities purchase agreement, and on January 28, 2022, the Company issued warrants to purchase up to 4,124 shares of common stock, with an exercise price of $3,720 (the “January 2022 Common Warrants”), pursuant to a warrant exercise agreement. The September 2021 Warrants were immediately exercisable and had an expiration date of May 3, 2027. The January 2022 Common Warrants are exercisable commencing July 28, 2022, and had an expiration date of July 28, 2027.

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On July 18, 2022, the Company entered into a warrant exercise agreement (the “Exercise Agreement”) with the holder of the September 2021 Warrants and January 2022 Warrants (the “Exercising Holder”). Pursuant to the Exercise Agreement, the Exercising Holder and the Company agreed that the Exercising Holder would exercise for cash 2,083 of its September 2021 Warrants (the “Investor Warrants”). In order to induce the Exercising Holder to exercise the Investor Warrants, the Exercise Agreement (i) amended the September 2021 Warrants and January 2022 Warrants to (a) reduce the exercise price per share of the September 2021 Warrants and January 2022 Warrants to $624, (b) extended the expiration date of the September 2021 Warrants to May 3, 2029, and (c) extended the expiration date of the January 2022 Warrants to July 28, 2029 and (ii) provides for the issuance by the Company to the Exercising Holder of new warrants to purchase up to 14,517 shares of common stock (the “New Warrants”) (equal to 200% of the sum of the September 2021 Warrants and January 2022 Warrants). The New Warrants are exercisable for a period of seven years commencing upon issuance and have an exercise price per share of $624.

On October 5, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, pursuant to which the Company issue and sold to the investor (i) in a registered direct offering, 56,250 shares of common stock at a price of $26.40 per share, and pre-funded warrants to purchase up to 38,125 shares of common stock at a price of $26.3976 per share and an exercise price of $0.0024 per share, and (ii) in a concurrent private placement, warrants exercisable for an aggregate of up to 94,375 shares of common stock, at an initial exercise price of $26.40 per share. On October 16, 2023, the warrants were amended to increase the exercise price to $30.504. On March 19, 2024, the warrants were amended to reduce the exercise price to $2.41, which was the minimum price of the common stock on April 10, 2024, as defined by NASDAQ listing rule 5635(d).

On March 19, 2024, the Company entered into an amendment to warrants (the “March 2024 amendment”) with an institutional investor, pursuant to which the Company amended the exercise price of each of the July 2022 warrants and July 2023 warrants to $4.25 from $36, subject to adjustment as set forth in the terms and conditions of the warrants. Additionally, the term of the July 2022 warrants and July 2023 warrants were extended to March 19, 2029.

On August 21, 2023, holders of an aggregate of 358,672 (representing 70.7%) of the Company’s outstanding shares of common stock, approved by written consent (a) a 1-for-24 reverse split of the Company’s common stock, and, separately, (b) the Company’s grant to its founder and CEO of the Option Agreement providing to him a conditional right to receive 4,744,234 shares of the Company’s preferred stock series A. This was approved by the shareholders. Mr. Absher exercised the option agreement and on October 17, 2023, converted 4,744,234 shares of preferred stock series A to common stock. Upon the conversion of the preferred stocks series A s to common stock, the Company has recorded a preferential dividend on preferred series A of $67.4 million. This was based upon the incremental value of the stock that was held prior to the reverse stock split and the date of preferred stock conversion to common stock. In addition, this had no effect on stockholders' deficit.

In March and April of 2024, the Company issue an aggregate of 181,518 shares of restricted common stock to the trustee of the John Stephen Holmes bankruptcy estate pursuant to a settlement agreement for a total fair value of $550,000.

In connection with the foregoing, we relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Document Description
3.1

Amended and Restated Articles of Incorporation of ShiftPixy, Inc., dated March 20, 2020 (incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on March 26, 2020).

3.2

Articles of Amendment to Amended and Restated Articles of Incorporation of ShiftPixy, Inc., dated May 7, 2021 (incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on May 17, 2021).

3.3

Articles of Amendment to Amended and Restated Articles of Incorporation of ShiftPixy, Inc, dated August 2, 2022 (incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on August 31, 2022).

3.4

Articles of Correction to Articles of Amendment to Amended and Restated Articles of Incorporation of ShiftPixy, Inc, dated August 15, 2022 (incorporated by reference from Exhibit 3.1.1 to our Current Report on Form 8-K, filed with the SEC on August 31, 2022).

3.5

Articles of Amendment to Amended and Restated Articles of Incorporation of ShiftPixy, Inc., dated September 22, 2023 (incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on September 26, 2023).

3.6

Articles of Correction to Amended and Restated Articles of Incorporation of ShiftPixy, Inc., dated October 11, 2023 (incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 12, 2023).

3.7	Bylaws of ShiftPixy, Inc., as amended through July 15, 2022 (incorporated by reference from Exhibit 10.2 to our Form 8-K, filed with the SEC on July 19, 2022).

4.1	Amended Principal Shareholder Option for Preferred Stock (incorporated by reference as Exhibit 3.5 to our 1-A/A, filed with the SEC on October 18, 2016)

4.2*	Form of Common Warrant.

4.3*	Form of Pre-Funded Warrant.

5.1*	Opinion of Bailey, Stock, Harmon, Cottam, Lopez LLP.

5.2*	Opinion of Lowenstein Sandler LLP.

10.1†	Stock Option and Stock Issuance Plan (incorporated by reference as Exhibit 3.8 to our 1-A POS, filed with the SEC on April 3, 2017).

10.2†	Offer Letter to Scott W. Absher, dated March 23, 2016 (incorporated by reference from Exhibit 10.27 to our Registration Statement on Form S-1, filed with the SEC on March 30, 2020).

10.3†	Scott W. Absher Surrender of ShiftPixy's Preferred Options (incorporated by reference from Exhibit 10.1 our Form 8-K filed with the SEC on July 19, 2022).

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10.4	Form of Warrant, dated May 2021 (incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on May 17, 2021).

10.5	Form of Pre-Funded Warrant, dated May 2021 (incorporated by reference from Exhibit 4.2 to our Current Report on Form 8-K, the SEC on May 17, 2021).

10.6

Form of Securities Purchase Agreement, dated May 13, 2021, by and between the Company and each purchaser signatory thereto (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with SEC on May 17, 2021).

10.7

Placement Agent Agreement, dated May 13, 2021, by and between ShiftPixy, Inc. and A.G.P./Alliance Global Partners (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on May 17, 2021).

10.8

Form of Letter Agreement, dated May 13, 2021, by and between the Company and each purchaser signatory thereto (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 18, 2021).

10.9	Form of Warrant, dated August 2021 (incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on September 2, 2021).

10.10	Form of Pre-Funded Warrant, dated August 2021 (incorporated by reference as Exhibit 4.2 to our Current Report on Form 8-K, filed with the SEC on September 2, 2021).

10.11

Form of Securities Purchase Agreement, dated August 31, 2021, by and between the Company and each purchaser signatory thereto (incorporated by reference as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on September 2, 2021).

10.12

Placement Agent Agreement, dated May 13, 2021, by and between ShiftPixy, Inc. and A.G.P./Alliance Global Partners (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on September 2, 2021).

10.13	Form of Warrants, dated January 2022 (incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on January 27, 2022).

10.14

Form of Warrant Exercise Agreement, dated January 26, 2022, by and between the Company and each holder signatory thereto (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 27, 2022).

10.15

Form of Registration Rights Agreement, dated January 26, 2022, by and between the Company and each holder signatory thereto (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with SEC on January 27, 2022).

10.16	Form of Warrant, dated July 2022 (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on July 19, 2022).

10.17

Form of Warrant Exercise Agreement, dated July 18, 2022, by and between the Company and each holder signatory thereto (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on July 19, 2022).

10.18

Form of Registration Rights Agreement, dated July 18, 2022, by and between the Company and each holder signatory thereto (incorporated by reference from Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on July 19, 2022.

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10.19

Amendment No. 1 to Common Stock Purchase Warrant, dated July 25, 2022, by and between the Company and Armistice Capital Master Fund Ltd. (incorporated by reference form Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on July 26, 2022).

10.20

Form of Option Agreement, dated August 12, 2022, by and between the Company and Scott W. Absher (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 16, 2022).

10.21

Form of Securities Purchase Agreement, dated September 20, 2022, by and between the Company and each purchaser signatory thereto (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on September 23, 2022).

10.22	Form of Warrant, dated September 2022 (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on September 23, 2022).

10.23

Form of Registration Rights Agreement, dated September 20, 20222, by and between the Company and each purchaser signatory thereto (incorporated by reference from Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on September 23, 2022).

10.24

Amendment No. 1 to Warrants, dated September 20, 2022, by and between the Company and Armistice Capital Master Fund Ltd. (incorporated by reference from Exhibit 10.4 to our Current Report on Form 8-K, filed with the SEC on September 23, 2022).

10.25

Placement Agent Agreement, dated September 20, 2022, by and between the Company and A.G.P./Alliance Global Partners (incorporated by reference from Exhibit 10.5 to our Current Report on Form 8-K, filed with the SEC on September 23, 2022).

10.26	Form of Placement Agent Warrant, dated September 2022 (incorporated by reference from Exhibit 10.6 to our Current Report on Form 8-K, filed with the SEC on September 23, 2022).

10.27

Amendment No. 1 to Common Stock Purchase Warrant, dated December 2, 2022, by and between the Company and Armistice Capital Master Fund Ltd. (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on December 5, 2022).

10.28†	Offer Letter, dated January 4, 2023, by and between the Company and Douglas Beck (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 6, 2023).

10.29

Form of Purchase Agreement, dated July 12, 2023, by and between the Company and each purchaser signatory thereto (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on July 14, 2023).

10.30

Form of Placement Agent Agreement, dated July 12, 2023, by and between the Company and A.G.P./Alliance Global Partners (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on July 14, 2023).

10.31	Form of Common Warrant, dated July 14, 2023 (incorporated by reference from Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on July 14, 2023).

10.32	Form of Pre-Funded Warrant, dated July 14, 2023 (incorporated by reference from Exhibit 10.4 to our Current Report on Form 8-K, filed with the SEC on July 14, 2023).

10.33

Warrant Amendment, dated July 12, 2023, by and between the Company and Armistice Capital Master Fund Ltd. (incorporated by reference from Exhibit 10.5 to our Current Report on Form 8-K, filed with the SEC on July 14, 2023).

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10.34

Form of Option Agreement, dated August 22, 2023, by and between the Company and Scott W. Absher (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 22, 2023).

10.35

Financial Advisory Agreement, dated October 9, 2023, by and between the Company and A.G.P./Alliance Global Partners (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 10, 2023).

10.36

Form of Securities Purchase Agreement, dated October 5, 2023, by and between the Company and each purchaser signatory thereto (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on October 10, 2023).

10.37	Form of Pre-Funded Warrant, dated October 10, 2023 (incorporated by reference from Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on October 10, 2023).

10.38	Form of Private Placement Warrant, dated October 10, 2023 (incorporated by reference from Exhibit 10.4 to our Current Report on Form 8-K, filed with the SEC on October 10, 2023).

10.39	Amendment No. 1 to Common Stock Purchase Warrant (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 18, 2023).

10.40†	Offer Letter, dated March 7, 2024, by and between the Company and Patrice Launay (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on March 11, 2024).

10.41

Form of Purchase Agreement, dated March 19, 2024, by and between the Company and each purchaser signatory thereto (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on March 21, 2024).

10.42

Engagement Agreement, dated January 8, 2024, by and between the Company and A.G.P./Alliance Global Partners (incorporated by reference from Exhibit 10.23 to our Registration Statement on Form S-1, filed with the SEC on February 12, 2024).

10.43

Amendment No. 1 to Engagement Agreement, dated March 18, 2024, by and between the Company and A.G.P./Alliance Global Partners (incorporated by reference from Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on March 21, 2024).

10.44

Warrant Amendment, dated March 19, 2024, by and between the Company and Armistice Capital Master Fund Ltd. (incorporated by reference from Exhibit 10.4 to our Current Report on Form 8-K, filed with the SEC on March 21, 2024).

10.45

Asset Purchase Agreement, dated March 22, 2024, by and between the Company and each seller signatory thereto (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K/A, filed with the SEC on June 27, 2024).

10.46

Addendum to Asset Purchase Agreement, dated April 30, 2024, by and between the Company and each seller signatory thereto (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K/A, filed with the SEC on June 27, 2024).

10.47

Asset Purchase Agreement, dated March 29, 2024, by and between the Company and each seller signatory thereto (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K/A, filed with the SEC on June 27, 2024).

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10.48*	Form of Placement Agency Agreement.

10.49*	Form of Securities Purchase Agreement.

16.1	Letter from Marcum LLP, dated April 23, 2024 (incorporated by reference from Exhibit 16.1 to our Current Report on Form 8-K, filed with the SEC on April 24, 2024).

21.1	List of Subsidiaries of ShiftPixy, Inc. (incorporated by reference From Exhibit 21.1 to our Form 10-K and Form 10-K/A, filed with SEC on December 2, 2021 and February 28, 2022, respectively).

23.1*	Consent of Marcum LLP.

23.2*	Consent of Bailey, Stock, Harmon, Cottam, Lopez LLP (included in Exhibit 5.1).

23.3*	Consent of Lowenstein Sandler LLP (included in Exhibit 5.2).

107.1**	Filing Fees.

* Filed herewith.

** Previously filed.

† Indicates a management contract or compensatory plan or arrangement.

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(b) Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement.

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	The undersigned registrant hereby undertakes that:

(a)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(b)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)

The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 29, 2024.

ShiftPixy, Inc.

By:	/s/ Scott W. Absher
Name:	Scott W. Absher
Title:	Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Scott W. Absher	Chief Executive Officer and Director (Principal Executive Officer)	July 29, 2024
Scott W. Absher

/s/ Patrice Launay	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 29, 2024
Patrice Launay

*	Director	July 29, 2024
Christopher Sebes

*	Director	July 29, 2024
Whitney J. White

*	Director	July 29, 2024
Martin Scott

*By:	/s/ Scott W. Absher
Scott W. Absher
Attorney-in-fact

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